Exhibit 23.1

INDEPENDENT ACCOUNTANT’S CONSENT

We consent to the use in the Registration Statement on Form S-1 of our report dated April 19, 2011 relating to the consolidated financial statements of USA Synthetic Fuel Corporation, appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading ”Experts” in such Prospectus.

/s/ Killman, Murrell & Company, P.C.
KILLMAN, MURRELL & COMPANY, P.C.
Odessa, Texas
May 11, 2011